Exhibit 10.94

CHANGE OF CONTROL SEVERANCE AGREEMENT

This CHANGE OF CONTROL SEVERANCE AGREEMENT (the “Agreement”) is made and entered into as of January 1, 2013 (the “Initial Effective Date”) by and among ASTORIA FEDERAL SAVINGS AND LOAN ASSOCIATION, a savings and loan association organized and existing under the laws of the United States of America and having an office at One Astoria Federal Plaza, Lake Success, New York 11042 (the “Association”), ASTORIA FINANCIAL CORPORATION, a business corporation organized and existing under the laws of the State of Delaware and having an office at One Astoria Federal Plaza, Lake Success, New York 11042 (the “Company”) and Nancy Tomich, an individual residing at 11 Wyatt Road, Garden City, New York 11530 (the “Officer”).

INTRODUCTORY STATEMENT

WHEREAS, the Officer is a key officer of the Association;

WHEREAS, should the possibility of a Pending Change of Control or Change of Control of the Association or the Company arise, the Boards of Directors of the Association and the Company believe it is imperative that the Association, the Company and the Boards of Directors of the Association and the Company should be able to rely upon the Officer to continue in his or her position, and that the Association and the Company should be able to receive and rely upon the Officer’s advice, if requested, as to the best interests of the Association and the Company and their respective shareholders without concern that the Officer might be distracted by the personal uncertainties and risks created by the possibility of a Pending Change of Control or Change of Control;

WHEREAS, should the possibility of a Pending Change of Control or Change of Control arise, in addition to his or her regular duties, the Officer may be called upon to assist in the assessment of such possible Pending Change of Control or Change of Control, advise management and the Board as to whether such Pending Change of Control or Change of Control would be in the best interests of the Association, the Company and their respective shareholders, and to take such other actions as the Boards of Directors of the Association and the Company might determine to be appropriate;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Association, the Company and the Officer hereby agree as follows:

AGREEMENT

Section 1.                               Effective Date; Term; Pending Change of Control and Change of Control Defined.

(a)                               This Agreement shall remain in effect during the period (the “Term”) beginning on the Initial Effective Date and ending on the earlier of:

(i)                                  the date, prior to the occurrence of a Pending Change of Control or a Change of Control, as defined below, respectively, on which the Officer’s employment by the Association terminates whether by discharge, resignation, death, disability or retirement, or

(ii)                              the later of:

(A)                          the first anniversary of the date on which the Association notifies the Officer of its intent to discontinue the Agreement (the “Initial Expiration Date”) or,

(B)                           the second anniversary of the latest Change of Control, as defined below, that occurs after the Initial Effective Date and before the Initial Expiration Date.

(b)                              For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred upon the happening of any of the following events:

(i)                                  the consummation of a transaction that results in the reorganization, merger or consolidation of the Company with one or more other persons, other than a transaction following which:

(A)                          at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Company; and

(B)                           at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Company;

(ii)                              the acquisition of all or substantially all of the assets of the Company or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the outstanding securities of the Company entitled to vote generally in the election of directors by any person or by any persons acting in concert;

(iii)                          a complete liquidation or dissolution of the Company, or approval by the shareholders of the Company of a plan for such liquidation or dissolution;

(iv)                          the occurrence of any event if, immediately following such event, at least 50% of the members of the Board of Directors of the Company do not belong to any of the following groups:

(A)                          individuals who were members of the Board of Directors of the Company on the Initial Effective Date; or

(B)                           individuals who first became members of the Board of Directors of the Company after the Initial Effective Date either:

(I)                                upon election to serve as a member of the Board of Directors of the Company by affirmative vote of three-quarters of the members of such Board, or of a nominating committee thereof, in office at the time of such first election; or

II)                               upon election by the stockholders of the Company to serve as a member of such Board, but only if nominated for election by affirmative vote of three-quarters of the members of the Board of Directors of the Company, or of a nominating committee thereof, in office at the time of such first nomination;

provided, however, that such individual’s election or nomination did not result from an actual or threatened election contest (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) other than by or on behalf of the Board of Directors of the Company; or

(v)                              any event which would be described in section 1(b)(i), (ii), (iii) or (iv) if the term “Association” were substituted for the term “Company” therein.

In no event, however, shall a Change of Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company, the Association, or an affiliate or subsidiary of either of them, by any employee benefit plan maintained by any of them. For purposes of this section 1(b), the term “person” shall have the meaning assigned to it under sections 13(d)(3) or 14(d)(2) of the Exchange Act.

(c)                               For purposes of this Agreement, a “Pending Change of Control” shall mean:

(i)                                  the approval by the shareholders of the Association or the Company of a definitive agreement for a transaction which, if consummated, would result in a Change of Control; or

(ii)                              the approval by the shareholders of the Association or the Company of a transaction which, if consummated, would result in a Change of Control.

Section 2.                               Discharge Prior to a Pending Change of Control.

The Association may discharge the Officer at any time prior to the occurrence of a Pending Change of Control or, if no Pending Change of Control has occurred, a Change of Control, for any reason or for no reason. In such event:

(a)                               The Association shall pay to the Officer or the Officer’s estate his or her earned but unpaid compensation, including, without limitation, salary and all other items which constitute wages under applicable law, as of the date of the Officer’s termination of employment. This payment shall be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than 30 days after the date of the Officer’s termination of employment.

(b)                              The Association shall provide the benefits due, if any, to the Officer or the Officer’s estate, surviving dependents or designated beneficiaries, as applicable, under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the officers and employees of the Association, including the annual bonus (if any) to which he or she is entitled under any cash-based annual bonus or performance compensation plan in effect for the year in which his or her termination occurs, to be paid at the same time and on the terms and conditions (including but not limited to achievement of performance goals) applicable under the relevant plan. The time and manner of payment or other delivery of these benefits and the recipients of such benefits shall be determined according to the terms and conditions of the applicable plans and programs.

The payments and benefits described in sections 2(a) and (b) shall be referred to in this Agreement as the “Standard Termination Entitlements.”

Section 3.                               Termination of Employment Due to Death.

The Officer’s employment with the Association shall terminate automatically, and without any further action on the part of any party to this Agreement, on the date of the Officer’s death. In such event, the Association shall pay and deliver to the Officer’s estate and surviving dependents and designated beneficiaries, as applicable, the Standard Termination Entitlements.

Section 4.                               Termination Due to Disability after a Pending Change of Control or a Change of Control.

The Association may terminate the Officer’s employment during the Term and after the occurrence of a Pending Change of Control or a Change of Control upon a determination by the Board of Directors of the Association, by the affirmative vote of 75% of its entire membership, acting in reliance on the written advice of a medical professional acceptable to it, that the Officer is suffering from a physical or mental impairment which, at the date of the determination, has prevented the Officer from performing the Officer’s assigned duties on a substantially full-time basis for a period of at least one hundred and eighty (180) days during the period of one (1) year ending with the date of the determination or is likely to result in death or prevent the Officer from performing the Officer’s assigned duties on a substantially full-time basis for a period of at least one hundred and eighty (180) days during the period of one (1) year beginning with the date of the determination. In such event:

(a)                               The Association shall pay and deliver the Standard Termination Entitlements to the Officer or, in the event of the Officer’s death following such termination but before payment, to the Officer’s estate, surviving dependents or designated beneficiaries, as applicable.

(b)                              In addition to the Standard Termination Entitlements, the Association shall continue to pay the Officer his or her base salary, at the annual rate in effect for the Officer immediately prior to the termination of the Officer’s employment, during a period ending on the earliest of: (i) the expiration of one hundred and eighty (180) days after the date of termination of the Officer’s employment; (ii) the date on which long-term disability insurance benefits are first payable to the Officer under any long-term disability insurance plan covering employees of the Association; or (iii) the date of the Officer’s death.

A termination of employment due to disability under this section 4 shall be effected by a notice of termination given to the Officer by the Association and shall take effect on the later of the effective date of termination specified in such notice or, if no such date is specified, the date on which the notice of termination is deemed given to the Officer.

Section 5.                               Discharge with Cause after a Pending Change of Control or Change of Control.

(a)                               The Association may terminate the Officer’s employment with “Cause” during the Term and after the occurrence of a Pending Change of Control or a Change of Control, but a termination shall be deemed to have occurred with “Cause” only if:

(i)                                  (A)                          the Board of Directors of the Association, by the affirmative vote of 75% of its entire membership, determines that the Officer is guilty of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, or any material breach of this Agreement, in each case measured against standards generally prevailing at the relevant time in the savings and community banking industry;

(B)                           prior to the vote contemplated by section 5(a)(i)(A), the Board of Directors of the Association shall provide the Officer with notice of the Association’s intent to discharge the Officer for Cause, detailing with particularity the facts and circumstances which are alleged to constitute Cause (the “Notice of Intent to Discharge”); and

(C)                           after the giving of the Notice of Intent to Discharge and before the taking of the vote contemplated by section 5(a)(i)(A), the Officer, together with the Officer’s legal counsel, if he so desires, are afforded a reasonable opportunity to make both written and oral presentations before the Board of Directors of the Association for the purpose of refuting the alleged grounds for Cause for the Officer’s discharge; and

(D)                          after the vote contemplated by section 5(a)(i)(A), the Association has furnished to the Officer a notice of termination which shall specify the effective date of the Officer’s termination of employment (which shall in no event be earlier than the date on which such notice is deemed given) and include a copy of a resolution or resolutions adopted by the Board of Directors of the Association, certified by its corporate secretary, authorizing the termination of the Officer’s employment with Cause and stating with particularity the facts and circumstances found to constitute Cause for the Officer’s discharge (the “Final Discharge Notice”); or

(ii)                              the Officer, during the 90 day period commencing on the delivery to the Officer by the Association of the Notice of Intent to Discharge specified in section 5(a)(i)(B), resigns his or her employment with the Association prior to the delivery to the Officer by the Association of the Final Discharge Notice specified in section 5(a)(i)(D).  For purposes of this section 5, no act or failure to act, on the part of the Officer, shall be considered “willful” unless it is done, or omitted to be done, by the Officer in bad faith or without reasonable belief that the Officer’s action or omission was in the best interests of the Association or the Company, respectively. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Association or the Company or based upon the written advice of counsel for the Association or the Company shall be conclusively presumed to be done or omitted to be done by the Officer in good faith and in the best interests of the Association or the Company, respectively.

(b)                              If the Officer is discharged with Cause during the Term and after a Pending Change of Control or a Change of Control, the Association shall pay and provide to him or, in the event of the Officer’s death following such discharge but prior to payment and providing, to the Officer’s estate, surviving dependents or designated beneficiaries, as applicable, the Standard Termination Entitlements only.

(c)                               Following the giving of a Notice of Intent to Discharge, the Association may temporarily suspend the Officer’s duties and authority and, in such event, may also suspend the payment of salary and other cash compensation, but not the Officer’s participation in retirement, insurance and other employee benefit plans. If the Officer is not discharged or is discharged without Cause within forty-five (45) days after the giving of a Notice of Intent to Discharge, payments of salary and cash compensation shall resume, and all payments withheld during the period of suspension shall be promptly restored. If the Officer is discharged with Cause not later than forty-five (45) days after the giving of the Notice of Intent to Discharge, all payments withheld during the period of suspension shall be deemed forfeited and shall not be included in the Standard Termination Entitlements. If a Final Discharge Notice is given later than forty-five (45) days, but sooner than ninety (90) days, after the giving of the Notice of Intent to Discharge, all payments made to the Officer during the period beginning with the giving of the Notice of Intent to Discharge and ending with the Officer’s discharge with Cause shall be retained by the Officer and shall not be applied to offset the Standard Termination Entitlements. If the Association does not give a Final Discharge Notice to the Officer within ninety (90) days after giving a Notice of Intent to Discharge, the Notice of Intent to Discharge shall be deemed withdrawn and any future action to discharge the Officer with Cause shall require the giving of a new Notice of Intent to Discharge. If the Officer resigns pursuant to section 5(a)(ii), the Officer shall forfeit his or her right to suspended amounts that have not been restored as of the date of the Officer’s resignation or notice of resignation, whichever is earlier.

Section 6.                               Discharge Without Cause after a Pending Change of Control or Change of Control.

The Association may discharge the Officer without Cause at any time after the occurrence of a Pending Change of Control or a Change of Control, and in such event:

(a)                               The Association shall pay and deliver the Standard Termination Entitlements to the Officer or, in the event of the Officer’s death following the Officer’s discharge but before payment, to the Officer’s estate, surviving dependents or designated beneficiaries, as applicable.

(b)                              In addition to the Standard Termination Entitlements:

(i)                                  the Association shall provide for a period of two years following the date of the Officer’s discharge or, if less, the period from date of the Officer’s discharge to the Initial Expiration Date provided, however, that the Association has previously notified the Officer pursuant to Section 1(a)(ii)(A) (the “Assurance Period”) for the benefit of the Officer and the Officer’s spouse and dependents continued group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance benefits on substantially the same terms and conditions (including any co-payments and deductibles, but excluding any premium sharing arrangements, it being the intention of the parties to this Agreement that the premiums for such insurance benefits shall be the sole cost and expense of the Association) in effect for them immediately prior to the Officer’s discharge. The coverage provided under this section 6(b)(i) may, at the election of the Association, be secondary to the coverage provided as part of the Standard Termination Entitlements and to any employer-paid coverage provided by a subsequent employer or through Medicare, with the result that benefits under the other coverages will offset the coverage required by this section 6(b)(i), provided, however, that for purposes of this section 6(b)(i) benefits provided at the cost of the Officer or the Officer’s spouse or dependants pursuant to the Comprehensive Omnibus Budget Reconciliation Act, as amended, shall not be considered Standard Termination Entitlements.

(ii)                              The Association shall make a lump sum payment to the Officer or, in the event of the Officer’s death following the Officer’s discharge but before payment, to the Officer’s estate in an amount equal to the salary that the Officer would have earned if he had continued working for the Association during the Assurance Period at the highest annual rate of salary achieved during the period of three (3) years ending immediately prior to the date of termination (the “Salary Severance Payment”). The Salary Severance Payment shall be computed using the following formula:

SSP   =   BS x NY

where:

“SSP” is the amount of the Salary Severance Payment, before the deduction of applicable federal, state and local withholding taxes;

“BS” is the highest annual rate of salary achieved by the Officer during the period of three (3) years ending immediately prior to the date of termination; and

“NY” is the Assurance Period expressed as a number of years and fractions of years.

The Salary Severance Payment shall be made sixty (60) days after the Officer’s termination of employment and shall be in lieu of any claim to a continuation of base salary which the Officer might otherwise have and in lieu of cash severance benefits under any severance benefits program which may be in effect for officers or employees of the Association.

(iii)                          The Association shall make a lump sum payment to the Officer or, in the event of the Officer’s death following the Officer’s discharge but before payment, to the Officer’s estate in an amount equal to the potential annual bonuses that the Officer would have earned if the Officer had continued working for the Association during the period of the same length as the Assurance Period, beginning on the date after the end of the current performance period under the Association’s Annual Incentive Plan for Select Executives at the highest annual rate of salary achieved during the period of three (3) years ending immediately prior to the date of termination (the “Bonus Severance Payment”). The Bonus Severance Payment shall be computed using the following formula:

BSP   =   ((BS x TIO x IP) + ( BS x TIO x FP)) x NY

where:

“BSP” is the amount of the Bonus Severance Payment, before the deduction of applicable federal, state and local withholding taxes;

“BS” is the highest annual rate of salary achieved by the Officer during the period of three (3) years ending immediately prior to the date of termination;

“TIO” is the target incentive opportunity (expressed as a percentage of base salary) established by the Compensation Committee of the Board of Directors of the Association for the Officer pursuant to the Association’s Annual Incentive Plan for Select Executives for the year in which the employment of the Officer by the Association terminates or, if no target incentive opportunity is established by the Compensation Committee of the Board of Directors of the Association for such year with respect to the Officer, then the highest of the target incentive opportunity established by the Compensation Committee of the Board of Directors of the Association for the Officer pursuant to the Annual Incentive Plan for Select Executives during the period of three (3) years ending immediately prior to the date of termination;

“IP” is either (i) the percentage of the TIO which is to be determined by the individual performance of the Officer as established by the Compensation Committee of the Board of Directors of the Association pursuant to the Association’s Annual Incentive Plan for Select Executives for the year in which the employment of the Officer by the Association terminates or, (ii) if no target incentive opportunity has been established with respect to the Officer by the Compensation Committee of the Board of Directors of the Association for the year in which the employment of the Officer by the Association terminates, then the lowest percentage of the target incentive opportunity to be determined by the individual performance of the Officer established by the Compensation Committee of the Board of Directors of the Association for the Officer pursuant to the Annual Incentive Plan for Select Executives during the period of three (3) years ending immediately prior to the date of termination;

“FP” is either (i) the percentage of the TIO with respect to the Officer which is to be determined by the financial performance of the Company as established by the Compensation Committee of the Board of Directors of the Association pursuant to the Association’s Annual Incentive Plan for Select Executives for the year in which the employment of the Officer by the Association terminates or, (ii) if no target incentive opportunity has been established with respect to the Officer by the Compensation Committee of the Board of Directors of the Association for the year in which the employment of the Officer by the Association terminates, then a percentage equal to 100% minus the IP;

“NY” is the Assurance Period expressed as a number of years and fractions of years.

The Bonus Severance Payment shall be made on the date sixty (60) days after the Officer’s termination of employment and shall be in lieu of any claim to a continuation of participation in any cash-based annual bonus or performance-based compensation plans of the Association which the Officer might otherwise have, other than any claim based on rights the Officer may have with regard to any performance period under any such plan that begins before the effective date of the Officer’s termination of employment.

The payments and benefits described in section 6(b) are referred to in this Agreement as the “Additional Termination Entitlements”. The payments described in section 6(b)(ii) and (iii) shall be computed at the expense of the Company by an attorney of the firm of Arnold & Porter, 399 Park Avenue, New York, NY 10022 or, if such firm is unavailable or unwilling to perform such calculation, by a firm of independent certified public accountants selected by the Officer and reasonably satisfactory to the Company (the “Computation Advisor”). The determination of the Computation Advisor as to the amount of such payments shall be final and binding in the absence of manifest error.

Section 7.                               Tax Indemnification.

(a)                               If the Officer’s employment terminates under circumstances entitling the Officer or, in the event of the Officer’s death following such termination but before payment, his or her estate to the Additional Termination Entitlements, the Company shall pay to the Officer or, in the event of the Officer’s death, his or her estate an additional amount (the “Tax Indemnity Payment”) intended to indemnify the Officer against the financial effects of the excise tax imposed on excess parachute payments under section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). The Tax Indemnity Payment shall be determined under the following formula:

TIP =	E x P
1 - (( FI x ( 1 - SLI )) + SLI + E + M )

where:

“TIP” is the Tax Indemnity Payment, before the deduction of applicable federal, state and local withholding taxes;

“E” is the percentage rate at which an excise tax is assessed under section 4999 of the Code;

“P” is the amount with respect to which such excise tax is assessed, determined without regard to this section 16;

“FI” is the highest marginal rate of income tax applicable to the Officer under the Code for the taxable year in question;

“SLI” is the sum of the highest marginal rates of income tax applicable to the Officer under all applicable state and local laws for the taxable year in question; and

“M” is the highest marginal rate of Medicare tax applicable to the Officer under the Code for the taxable year in question.

Such computation shall be made at the expense of the Company by the Computation Advisor and shall be based on the following assumptions:

(i)                                  that a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of the assets of the Association or the Company has occurred within the meaning of section 280G of the Code (a “280G Change of Control”);

(ii)                              that all direct or indirect payments made to or benefits conferred upon the Officer on account of the Officer’s termination of employment are “parachute payments” within the meaning of section 280G of the Code; and

(iii)                          that no portion of such payments is reasonable compensation for services rendered prior to the Officer’s termination of employment.

(b)                              With respect to any payment that is presumed to be a parachute payment for purposes of section 280G of the Code, the Tax Indemnity Payment shall be made to the Officer on the earlier of the date the Company, the Association or any direct or indirect subsidiary or affiliate of the Company or the Association is required to withhold such tax or the date the tax is required to be paid by the Officer, unless, prior to such date, the Company delivers to the Officer the written opinion (the “Opinion Letter”), in form and substance reasonably satisfactory to the Officer, of the Computation Advisor or, if the Computation Advisor is unable to provide such opinion, of an attorney or firm of independent certified public accountants selected by the Company and reasonably satisfactory to the Officer, to the effect that the Officer has a reasonable basis on which to conclude that:

(i)                                  no 280G Change in Control has occurred, or

(ii)                              all or part of the payment or benefit in question is not a parachute payment for purposes of section 280G of the Code, or

(iii)                          all or a part of such payment or benefit constitutes reasonable compensation for services rendered prior to the 280G Change of Control, or

(iv)                          for some other reason which shall be set forth in detail in such letter, no excise tax is due under section 4999 of the Code with respect to such payment or benefit.

If the Company delivers an Opinion Letter, the Computation Advisor shall re-compute, and the Company shall make, the Tax Indemnity Payment in reliance on the information contained in the Opinion Letter.

(c)                               In the event that the Officer’s liability for the excise tax under section 4999 of the Code for a taxable year is subsequently determined to be different than the amount with respect to which the Tax Indemnity Payment is made, the Officer or the Company, as the case may be, shall pay to the other party at the time that the amount of such excise tax is finally determined, an appropriate amount, plus interest, such that the payment made pursuant to sections 7(a) or 7(b), when increased by the amount of the payment made to the Officer pursuant to this section 7(c), or when reduced by the amount of the payment made to the Company pursuant to this section 7(c), equals the amount that should have properly been paid to the Officer under section 7(a). The interest paid to the Company under this section 7(c) shall be determined at the rate provided under section 1274(b)(2)(B) of the Code. The payment made to the Officer shall include such amount of interest as is necessary to satisfy any interest assessment made by the Internal Revenue Service and an additional amount equal to any monetary penalties assessed by the Internal Revenue Service on account of an underpayment of the excise tax. To confirm that the proper amount, if any, was paid to the Officer under this section 7, the Officer shall furnish to the Company a copy of each tax return which reflects a liability for an excise tax, at least 20 days before the date on which such return is required to be filed with the Internal Revenue Service. Nothing in this Agreement shall give the Company any right to control or otherwise participate in any action, suit or proceeding to which the Officer is a party as a result of positions taken on the Officer’s federal income tax return with respect to the Officer’s liability for excise taxes under section 4999 of the Code.  Any payment pursuant to this section 7(c) shall be made promptly following the relevant subsequent determination, and shall in any case be made no later than the last day of the calendar year following the calendar year in which any additional taxes for which the Tax Indemnity Payment is to be made are remitted to the Internal Revenue Service.

Section 8.                               Indemnification upon and following a Change of Control.

(a)                               To the maximum extent permitted under applicable law, from and after the effective date of a Change of Control, the Association and the Company agree to indemnify and hold harmless the Officer, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, for acts or omissions in connection with service as an officer of the Association or service in other capacities at the request of the Association or the Company at or prior to the time the Change of Control became effective, whether asserted or claimed prior to, at or after the effective date of the Change of Control, and to advance any such Costs to the Officer as they are from time to time incurred, in each case to the fullest extent the Officer would have been indemnified as a director or officer of the Association or the Company, as applicable, and as then permitted under applicable law. No provision in this Agreement nor any termination or expiration of this Agreement is intended to authorize the elimination or impairment of any right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw of the Company or the Charter and or a bylaw of the Association by amendment to such a provision after the occurrence of an act or omission that is the subject of an action, suit or proceeding for which indemnification is sought.

(b)                              The Officer, seeking to claim indemnification under section 8(a) of this Agreement and upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Association thereof, but the failure to so notify shall not relieve the Association or the Company of any liability it may have pursuant to this Agreement to the Officer if such failure does not materially and substantially prejudice the Association or the Company. In the event of any such claim, action, suit, proceeding or investigation,

(i)                                  the Association and the Company shall have the right to assume the defense thereof with counsel reasonably acceptable to the Officer, and the Association and the Company shall not be liable to the Officer for any legal expenses of other counsel subsequently incurred by the Officer in connection with the defense thereof, except that if the Association and the Company do not elect to assume such defense within a reasonable time or counsel for the Officer at any time advises that there are issues which raise conflicts of interest between the Association or the Company and the Officer (and counsel for the Association or the Company does not disagree), the Officer may retain counsel satisfactory to the Officer, and the Association and the Company shall remain responsible for the reasonable fees and expenses of such counsel as set forth above, to be paid promptly as statements therefor are received; provided, however, that the Association and the Company shall be obligated pursuant to this paragraph (b)(i) to pay for only one firm of counsel for all indemnified parties in any one jurisdiction with respect to any given claim, action, suit, proceeding or investigation unless the use of one counsel for such indemnified parties, including the Officer, would present such counsel with a conflict of interest;

(ii)                              the Officer will reasonably cooperate in the defense of any such matter; and

(iii)                          the Association and the Company shall not be liable for any settlement effected by the Officer without their prior written consent, which shall not be unreasonably withheld.

Section 9.                               Resignation.

(a)                               The Officer may resign from the Officer’s employment with the Association at any time. A resignation under this section 9 shall be effected by notice of resignation given by the Officer to the Association and shall take effect on the later of the effective date of termination specified in such notice or the date on which the notice of termination is deemed given by the Officer. For purposes of this Agreement, retirement of the Officer from the employment of the Association or the Company under circumstances defined as “normal retirement” or “early retirement” pursuant to any qualified defined benefit or qualified defined contribution pension plan maintained by the Association shall be deemed a resignation by the Officer of the Officer’s employment with the Association. A resignation by the Officer as described in section 5(a)(ii) of this Agreement, for purposes of this Agreement shall be deemed to be termination with “Cause”. The Officer’s resignation of any of the positions within the Association or the Company to which he has been assigned shall be deemed a resignation from all such positions.

(b)                              The Officer’s resignation shall be deemed to be for “Good Reason” if the effective date of resignation occurs during the Term, but on or after the effective date of a Pending Change of Control or Change of Control, and is on account of:

(i)                                  the failure of the Association (whether by act or omission of the Board of Directors, or otherwise) to appoint, re-appoint, elect or re-elect the Officer to the office and position with the Association that he held immediately prior to the Change of Control or Pending Change of Control (the “Assigned Office”) or to a more senior office and position;

(ii)                              if the Officer is or becomes a member of the Board of Directors of the Association, the failure of the shareholders of the Association (whether in an election in which the Officer stands as a nominee or in an election where the Officer is not a nominee), to elect or re-elect the Officer to such directorship at the expiration of the Officer’s term as a director, unless such failure is a result of the Officer’s refusal to stand for election;

(iii)                          a material failure by the Association, whether by amendment of the charter or organization, by-laws, action of the Board of Directors of the Association or otherwise, to vest in the Officer the functions, duties, or responsibilities customarily associated with the Assigned Office; provided that the Officer shall have given notice of such failure to the Association, and the Association has not fully cured such failure within thirty (30) days after such notice is deemed given;

(iv)                          any reduction of the Officer’s rate of base salary in effect from time to time, whether or not material, or any failure, other than due to reasonable administrative error that is fully cured within 5 days after notice of such administrative error is deemed given, to pay any portion of the Officer’s compensation as and when due;

(v)                              any change in the terms and conditions of any compensation or benefit program in which the Officer participates which, either individually or together with other changes, has a material adverse effect on the aggregate value of the Officer’s total compensation package; provided that the Officer shall have given notice of such material adverse effect to the Association, and the Association has not fully cured such failure within thirty (30) days after such notice is deemed given;

(vi)                          any material breach by the Company or the Association of any material term, condition or covenant contained in this Agreement; provided that the Officer shall have given notice to the Company and the Association of such material adverse effect, and the Company or the Association have not fully cured such failure within thirty (30) days after such notice is deemed given; or

(vii)                      a change in the Officer’s principal place of employment to a location that is outside of Nassau County or Queens County, New York.

In all other cases, a resignation by the Officer shall be deemed to be without Good Reason. In the event of resignation, the Officer shall state in the Officer’s notice of resignation whether the Officer considers his or her resignation to be a resignation with Good Reason, and if he does, he shall state in such notice the grounds which constitute Good Reason. The Officer’s determination of the existence of Good Reason shall be conclusive in the absence of fraud, bad faith or manifest error.

(c)                               In the event of the Officer’s resignation for any reason, the Association shall pay and deliver the Standard Termination Entitlements. In the event of the Officer’s resignation with Good Reason and such resignation is effective within six (6) months of the effective date of the Change of Control (the “Resignation Window Period”), the Association shall also pay and deliver the Additional Termination Entitlements.  In the event the Officer’s resignation with Good Reason is based upon section 9(b)(iii),(iv),(v) or (vi) and the notice required by such provision has been given within six months of the effective date of the Change of Control but the applicable cure period will not expire until on or after the date which is six months following the effective date of the Change of Control, the Resignation Window Period shall be extended so as expire 30 days following the expiration of the applicable cure period.

Section 10.                       Terms and Conditions of the Additional Termination Entitlements.

The Association and the Officer hereby stipulate that the damages which may be incurred by the Officer following any termination of employment are not capable of accurate measurement as of the date first above written and that the Additional Termination Entitlements constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to the Officer’s efforts, if any, to mitigate damages.  The Association and the Officer further agree that the Association may elect to condition the payment and delivery of the Additional Termination Entitlements on the receipt and effectiveness of:

(a)                               the Officer’s resignation from any and all positions which he holds as an officer, director or committee member with respect to the Association or any subsidiary or affiliate of the Association; and

(b)                              a release of the Association and the Company and their officers, directors, shareholders, subsidiaries and affiliates, in form and substance satisfactory to the Association, of any liability to the Officer, whether for compensation or damages, in connection with the Officer’s employment with the Association and the termination of such employment, except for the Standard Termination Entitlements, the Additional Termination Entitlements, the Tax

Indemnity Payment and indemnification payments due the Officer pursuant to section 6 or section 7 of this Agreement;

provided, however, that any such election by the Association will only be effective if the Association notifies the Officer of its election in writing within five (5) days of the Officer’s termination of employment.

To the extent the Association timely elects to condition the payment and delivery of the Additional Termination Entitlements or any other amount due under this Agreement upon the receipt and effectiveness of the Officer’s resignation or release provided in section 10(b) of this Agreement, neither the Additional Termination Entitlements nor any other amount due so conditioned shall be paid to the Officer if any resignation or release so required is not both received by the Association and effective before the first date upon which such payments are to be paid under this Agreement.

Section 11.                       Confidentiality.

Unless the Officer obtains the prior written consent of the Association or the Company, the Officer shall keep confidential and shall refrain from using for the benefit of himself or herself, or any person or entity other than the Company or any entity which is a subsidiary of the Company or of which the Company is a subsidiary, any material document or information obtained from the Company, or from its parent or subsidiaries, in the course of the Officer’s employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of the Officer) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this section 11 shall prevent the Officer, with or without the Company’s consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law.

Section 12.                       No Effect on Employee Benefit Plans or Programs.

Except to the extent specifically provided herein, the termination of the Officer’s employment during the Term or thereafter, whether by the Association or by the Officer, shall have no effect on the rights and obligations of the parties hereto under the Association’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs, as may be maintained by, or cover employees of, the Association from time to time; provided, however, that nothing in this Agreement shall be deemed to duplicate any compensation or benefits provided under any severance agreement, plan or program covering the Officer to which the Association or Company is a party and any duplicative amount payable under any such agreement, plan or program shall be applied as an offset to reduce the amounts otherwise payable hereunder. The Additional Termination Entitlements provided hereunder, when due and payable or provided to the Officer, or in the case of the Officer’s death, to his or her estate, surviving dependants or designated beneficiaries, as applicable, are acknowledged to be in lieu of any benefits that would otherwise be provided under such circumstances pursuant to the Association’s Severance Pay Plan, as amended, or Severance Compensation Plan, as amended.

Section 13.                       Successors and Assigns.

This Agreement will inure to the benefit of and be binding upon the Officer, the Officer’s legal representatives and testate or intestate distributees, and the Company and the Association and their respective successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company or the Association may be sold or otherwise transferred. Failure of the Company to obtain from any successor its express written assumption of the Company’s or Association’s obligations hereunder at least 60 days in advance of the scheduled effective date of any such succession shall, if such succession constitutes a Change of Control, constitute Good Reason for the Officer’s resignation on or at any time during the Term following the occurrence of such succession.

Section 14.                       No Attachment.

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

Section 15.                       Notices.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to the Officer:

Nancy Tomich

11 Wyatt Road

Garden City, New York 11530

If to the Company or the Association:

Astoria Financial Corporation

One Astoria Federal Plaza

Lake Success, New York 11042

Attention:  Senior Executive Vice President, Secretary and Chief Risk Officer

with a copy to:

Arnold & Porter

399 Park Avenue

New York, NY 10022

Attention:  W. Edward Bright, Esq.

Section 16.                       Indemnification for Attorneys’ Fees.

(a)                               The Association shall indemnify, hold harmless and defend the Officer against reasonable costs, including legal fees, incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved, as a result of the Officer’s efforts, in good faith, to defend or enforce the terms of this Agreement; provided, however, that the Officer shall have substantially prevailed on the merits pursuant to a judgment, decree or order of a court of competent jurisdiction or of an arbitrator in an arbitration proceeding, or in a settlement. For purposes of this Agreement, any settlement agreement which provides for payment of any amounts in settlement of the Association’s obligations under this Agreement shall be conclusive evidence of the Officer’s entitlement to indemnification under this Agreement, and any such indemnification payments shall be in addition to amounts payable pursuant to such settlement agreement, unless such settlement agreement expressly provides otherwise.

(b)                              The Association’s or the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform their respective obligations under this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Association or the Company may have against the Officer or others. In no event shall the Officer be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Officer under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Officer obtains other employment. Unless it is determined that the Officer has acted frivolously or in bad faith, the Association shall pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Officer may reasonably incur as a result of or in connection with the Officer’s consultation with legal counsel or arising out of any action, suit, proceeding, tax controversy, appeal or contest (regardless of the outcome thereof) by the Association, the Company, the Officer or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Officer about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in section 7872(f)(2)(A) of the Code.

(c)                               Any payment or reimbursement by the Association or the Company pursuant to this section 16 shall be made no later than the last day of the calendar year following (i) the calendar year in which the Officer incurs the expense, or (ii) if later, in the case of fees or expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability regarding any excise tax that is subject to indemnification by the Officer under section 7 of this Agreement, (A) the calendar year in which such tax liability is paid, or (B), if no tax liability is to be paid as a result of such tax audit or litigation, the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation, or (iii), if later, within sixty (60) days after the settlement or resolution that gives rise to the Officer’s right to reimbursement; provided, however, that the Officer shall have submitted to the Association or the Company documentation supporting such expenses at such time and in such manner as the Association or the Company may reasonably require.

Section 17.                       Employment Rights and Funding Obligations.

(a)                               Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Association, the Company or the Officer to have the Officer continue as an officer of the Association or the Company or to remain in the employment of the Association, the Company.

(b)                              Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Association, the Company or the Officer to create a trust of any kind to fund any benefits which may be payable pursuant to this Agreement, and to the extent that the Officer acquires a right to receive benefits from the Association or the Company pursuant to this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Association or the Company, respectively.

Section 18.                       Withholding.

The Association or the Company, as applicable, shall have the right to deduct and withhold from any amounts paid in cash pursuant to this Agreement by the Association or the Company, respectively, any taxes or other amounts required by law to be withheld with respect to such payment.

Section 19.                       Compliance with Section 409A of the Code.

The Officer, the Association and the Company acknowledge that each of the payments and benefits promised to the Officer under this Agreement must either comply with the requirements of Section 409A of the Code and the regulations thereunder (“Section 409A”) or qualify for an exception from compliance.  To that end, the Officer, the Association and the Company agree that

(a)                               the payment described in section 2(a) is intended to be excepted from compliance with Section 409A pursuant to Treasury Regulation section 1.409A-1(b)(3) as payment made pursuant to the Company’s customary payment timing arrangement;

(b)                              the benefits and payments described in section 2(b) are expected to comply with or be excepted from compliance with Section 409A on their own terms;

(c)                               the payments on a disability described in section 4(b) are expected to be excepted from compliance with Section 409A as “disability pay” pursuant to Treasury Regulation section 1.409A-1(a)(5);

(d)                             the welfare benefits provided in kind under section 6(b)(i) are intended to be excepted from compliance with Section 409A as welfare benefits pursuant to Treasury Regulation section 1.409A-1(a)(5) and/or as benefits not includible in gross income;

(e)                               the Tax Indemnity Payment provided under section 7 is intended to satisfy the requirements for a “tax gross-up payment” described in Treasury Regulation section 1.409A-3(i)(1)(v);

(f)                                the indemnification provided in section 8(a) is intended to be excepted from compliance with Section 409A pursuant to Treasury Regulation section 1.409A-1(b)(10) as indemnification against claims based on acts or omissions as a service provider;

(g)                              the general indemnification and reimbursements described in section 16 are intended to satisfy the requirements for a “reimbursement plan” described in Treasury Regulation section 1.409A-3(i)(1)(iv) and shall be administered to satisfy such requirements; and

(h)                              the reimbursements of expenses incurred due to a tax audit or litigation addressing a tax liability in section 16 are intended to satisfy the requirements for reimbursement of expenses incurred under such audits or litigation described in Treasury Regulation section 1.409A-3(i)(1)(v).

In the case of a payment that is not excepted from compliance with Section 409A, and that is not otherwise designated to be paid immediately upon a permissible payment event within the meaning of Treasury Regulation section 1.409A-3(a), the payment shall not be made prior to, and shall, if necessary, be deferred (with interest at the annual rate of 6%, compounded monthly from the date of the Officer’s termination of employment to the date of actual payment) to and paid on the later of the date sixty (60) days after the Officer’s earliest separation from service (within the meaning of Treasury Regulation section 1.409A-1(h)) and, if the Officer is a specified employee (within the meaning of Treasury Regulation section 1.409A-1(i)) on the date of his or her separation from service, the first day of the seventh month following the Officer’s separation from service.  Each amount payable under this plan that is required to be deferred beyond the Officer’s separation from service, shall be deposited on the date on which, but for such deferral, the Association or the Company would have paid such amount to the Officer, in a grantor trust which meets the requirements of Revenue Procedure 92-65 (as amended or superseded from time to time), the trustee of which shall be a financial institution selected by the Association or the Company with the approval of the Officer (which approval shall not be unreasonably withheld or delayed), pursuant to a trust agreement the terms of which are approved by the Officer (which approval shall not be unreasonably withheld or delayed) (the “Rabbi Trust”), and payments made shall include earnings on the investments made with the assets of the Rabbi Trust, which investments shall consist of short-term investment grade fixed income securities or units of interest in mutual funds or other pooled investment vehicles designed to invest primarily in such securities.  Furthermore, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Section 409A.

Section 20.                       Severability.

A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

Section 21.                       Survival.

The rights and obligations of the Association, the Company and the Officer under this Agreement, unless otherwise expressly provided in this Agreement, shall survive the expiration of the term or other termination of this Agreement.

Section 22.                       Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 23.                       Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 24.                       Governing Law.

Except to the extent preempted by federal law, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts entered into and to be performed entirely within the State of New York.

Section 25.                       Headings and Construction.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

Section 26.                       Entire Agreement; Modifications.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto; provided, however, that this Agreement shall be subject to amendment in the future in such manner as the Association or the Company shall reasonably deem necessary or appropriate to effect compliance with Section 409A, and to avoid the imposition of penalties and additional taxes under Section 409A, it being the express intent of the parties that any such amendment shall not diminish the economic benefit of the Agreement to the Officer on a present value basis.

Section 27.                       Required Regulatory Provisions.

The following provisions are included for the purposes of complying with various laws, rules and regulations applicable to the Association:

(a)                               Notwithstanding anything herein contained to the contrary, in no event shall the aggregate amount of compensation payable to the Officer on account of the Officer’s termination of employment exceed three times the Officer’s average annual total compensation for the last five consecutive calendar years to end prior to the Officer’s termination of employment with the Association (or for the Officer’s entire period of employment with the Association if less than five calendar years).

(b)                              Notwithstanding anything herein contained to the contrary, any payments to the Officer by the Association, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. Section 1828(k), and any regulations promulgated thereunder.

(c)                               Notwithstanding anything herein contained to the contrary, if the Officer is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Association pursuant to a notice served under section 8(e)(3) or 8(g)(1) of the FDI Act, 12 U.S.C. Section 1818(e)(3) or 1818(g)(1), the Association’s obligations under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in such notice are dismissed, the Association, in its discretion, may (i) pay to the Officer all or part of the compensation withheld while the Association’s obligations hereunder were suspended and (ii) reinstate, in whole or in part, any of the obligations which were suspended.

(d)                             Notwithstanding anything herein contained to the contrary, if the Officer is removed and/or permanently prohibited from participating in the conduct of the Association’s affairs by an order issued under section 8(e)(4) or 8(g)(1) of the FDI Act, 12 U.S.C. Section 1818(e)(4) or (g)(1), all prospective obligations of the Association under this Agreement shall terminate as of the effective date of the order, but vested rights and obligations of the Association and the Officer shall not be affected.

(e)                               Notwithstanding anything herein contained to the contrary, if the Association is in default (within the meaning of section 3(x)(1) of the FDI Act, 12 U.S.C. Section 1813(x)(1), all prospective obligations of the Association under this Agreement shall terminate as of the date of default, but vested rights and obligations of the Association and the Officer shall not be affected.

(f)                                Notwithstanding anything herein contained to the contrary, all prospective obligations of the Association hereunder shall be terminated, except to the extent that a continuation of this Agreement is necessary for the continued operation of the Association: (i) by the Director of the Office of Thrift Supervision (“OTS”) or his designee or the Federal Deposit Insurance Corporation (“FDIC”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Association under the authority contained in section 13(c) of the FDI Act, 12 U.S.C. Section 1823(c); (ii) by the Director of the OTS or his designee at the time such Director or designee approves a supervisory merger to resolve problems related to the operation of the Association or when the Association is determined by such Director to be in an unsafe or unsound condition. The vested rights and obligations of the parties shall not be affected.

If and to the extent that any of the foregoing provisions shall cease to be required or by applicable law, rule or regulation, the same shall become inoperative as though eliminated by formal amendment of this Agreement. None of the foregoing provisions, other than section 27(b) shall limit any obligations of the Company under this Agreement.

Section 28.                       Guaranty.

The Company hereby irrevocably and unconditionally guarantees to the Officer the payment of all amounts, and the performance of all other obligations, due from the Association in accordance with the terms of this Agreement as and when due without any requirement of presentment, demand of payment, protest or notice of dishonor or nonpayment. Solely for purposes of determining the extent of the Company’s guarantee, the obligations of the Association under this Agreement shall be determined as though section 27(a), (c), (d), (e) and (f) did not apply to the Association.

IN WITNESS WHEREOF, the Association and the Company have caused this Agreement to be executed and the Officer has hereunto set the Officer’s hand, all as of the day and year first above written.

/s/ Nancy Tomich
Nancy Tomich

Attest:			ASTORIA FEDERAL SAVINGS AND LOAN ASSOCIATION

By:	/s/ Thomas E. Lavery	By:	/s/ Gerard C. Keegan
Name:	Thomas E. Lavery	Name:	Gerard C. Keegan

Title:	Senior Vice President, General Counsel and Assistant Secretary	Title:	Vice Chairman, Senior Executive Vice President and Chief Operating Officer

Attest:			ASTORIA FINANCIAL CORPORATION

By:	/s/ Thomas E. Lavery	By:	/s/ Gerard C. Keegan
Name:	Thomas E. Lavery	Name:	Gerard C. Keegan

Title:	Senior Vice President, General Counsel and Assistant Secretary	Title:	Vice Chairman, Senior Executive Vice President and Chief Operating Officer